Exhibit 10.32

 Lease Contract

(Translation)

Lessor: Shantou Yunjia Fashion Clothing Co., Ltd. (the “Party A”)
Lessee: Shantou Big Tree Toys Co., Ltd (the “Party B”)

In accordance with the relevant laws and regulations of the People’s Republic of China Contract Laws, with mutual agreement after negotiation, both parties has entered into this contract to define the rights and obligations that Party A and Party B shall respectively bear.

Section 1

Party A shall lease its property to Party B for business use  which is located at South Part 1, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District in Shantou City. The space area has 1,500 square meters.

Section 2 Lease Term

The term of this lease is 10 years. Party A shall release the property to Party B for use on January 1, 2011 and take back on December 31, 2021.
Party A shall have the rights to terminate the contract and take back the leased property if Party B has conducted one of the following activities:

1)	Sublease, underlease, transfer, lend, pool, contribute to an equity interest, or exchange the space with others without Party A’s permission.
2)	Use the rented property to conduct illegal activities and harm public interests.

After expiration of this lease contract, if Party A decides to continue leasing out the property, Party B has the right of first refusal to lease the property. When the contract expires and Party B fails to find another location to move to, Party B shall negotiate with Party A to extend the lease term.

Section 3 Rent and Payment Schedule

Party A and Party B agree that the monthly rent is RMB 4 per square meter. The annual rent is RMB 72,000 (US $ 11,340) and Party B shall make the annual payment by December 31 of each calendar year.

Section 4 Property Maintenance and Remodeling during the Term

Party A and Party B agree to adopt the third clause as follows to handle the matter of property maintenance:

1)	Party A shall be responsible for the maintenance at the expenses of Party A for the items agreed on by both parties.
2)
For the maintenance and remodeling projects allowed by Party A, Party B shall pay for the maintenance costs in advance and coordinate the construction. The advanced maintenance costs shall be deducted from the rent with the amount in the formal invoices.

3)	Party A shall be responsible for the maintenance project that cost more than RMB 5,000 and Party B shall be responsible for the regular maintenance of property during the lease term.
4)	Both parties negotiate to determine the responsibilities for property maintenance.

For its own use, Party B is allowed to remodel the rented property on the condition not to change the building structure. Party B can start construction only after obtaining the consent of Party A.

Section 5 Change of Both Parties

1)
When Party A follows legal procedures to transfer the ownership of the property to a third party, unless both parties have agreement otherwise, this contract continues to be binding on the new owners of the property.

2)	If Party A lists the property for sale, Party A shall give notice to Party B three months in advance. Under the same condition, Party B has the first right of refusal to purchase the property.

3)	If Party B wants to exchange the use of the property with a third party, Party B shall obtain the consent of Party A, and Party A shall support Party B’s reasonable requests.

Section 6 Breach of Contract

1)	If Party A fails to release the property to Party B in accordance with Section 1 and Section 2 of this contract, Party A shall pay 20% of the rent to Party B as penalty.
2)	If Party B delays rent payment, besides overdue rent Party B shall pay to Party A the penalty equivalent to 0.05% of the rent for each day after due date.
3)	Party B shall have the right to refuse to pay Party A any other expense except rent.
4)	If Party B subleases the rented space to any other party without the consent of Party A, Party A has the right to request Party B to stop the sublease and terminate this contract.
5)
After expiration of this contract, if Party B continues to use the property without the consent of Party A, besides regular rent Party B shall pay to Party A the penalty equivalent to 0.05% of the rent for each day after expiration date, and Party A keeps the right to terminate the lease contract.

Section 7 Conditions for Exemption

1)	If the property is damaged due to force majeure which causes losses to Party B, Party A and Party B shall exempt from liabilities to the other party.

2)	If the property is demolished or reconstructed due to urban construction which causes losses to Party A and Party B, both parties shall exempt from liabilities to the other party.

If the contract is terminated due to the above reasons, the rent payable shall be calculated for the actual use days, and Party A shall refund for any overpayment and Party B shall make supplemental payment for any deficiency.

Section 8 Disputes Settlement

Any dispute arising from the execution of this contract shall be resolved by the parties through consultations. If consultations are unable to resolve the dispute, the parties shall file the dispute to property leasing regulatory authority for meditation. When the mediation cannot settle the dispute, the parties can file to the Economic Contract Arbitration Committee of the Municipal Administrative Bureau of Industry and Commerce or file a lawsuit to the local court.

Section 9 Other matters agreed (None)

Section 10 For any matters not addressed in this contract, both parties shall negotiate to make amendments. The amendments shall be submitted to the property leasing regulatory authority for approval and register with applicable authorities, and the amendments and this contract have the same legal force.

This contract shall have two identical original copies, and each party shall hold one original copy.

Lessor:  (corporate seal of Shantou Yunjia Fashion Clothing Co., Ltd.)
Legal Representative:/s/ Shantou Yunjia Fashion Clothing Co., Ltd.
Authorized Representative:
Address:
Name of the Bank:
Account Number:
Telephone:
Signed At:

Lessee: (corporate seal of Shantou Big Tree Toys Co., Ltd)
Legal Representative:/s/ Shantou Big Tree Toys Co., Ltd
Authorized Representative:
Address:
Name of the Bank:
Account Number:
Telephone:
Signed At: